Exhibit 99.2

Avnet, Inc. Q3 Fiscal Year 2014

$ in millions - except per share data

April 24, 2014

CFO Review of Fiscal 2014 Third Quarter Results.

	Q3’ FY13	Q2’ FY14	Q3’ FY14	Y/Y Chg		Seq. Chg
Sales	$6,298.7	$7,421.9	$6,683.6	$384.9		$(738.2)
Gross Profit	$756.0	$848.6	$804.9	$48.9		$(43.7)
GP Margin	12.0%	11.4%	12.0%	4	bps	61	bps
SG&A Expenses	$561.1	$598.6	$594.0	$32.9		$(4.6)
SG&A as % of Sales	8.9%	8.1%	8.9%	(2	) bps	82	bps
SG&A as % of GP	74.2%	70.5%	73.8%	(41	) bps	326	bps
GAAP Operating Income	$167.6	$221.6	$184.8	$17.2		$(36.7)
Adjusted Operating Income (1)	$203.7	$263.2	$223.8	$20.1		$(39.4)
Adjusted Operating Income Margin (1)	3.2%	3.6%	3.3%	12	bps	(20	) bps
GAAP Net Income	$86.2	$124.9	$113.9	$27.7		$(11.0)
Adjusted Net Income (1)	$131.5	$163.9	$144.1	$12.6		$(19.8)
GAAP Diluted EPS	$0.62	$0.89	$0.81	30.6%		(9.0)%
Adjusted Diluted EPS (1)	$0.95	$1.17	$1.03	8.4%		(12.0)%
Return on Working Capital (ROWC) (1)	20.9%	24.0%	19.9%	(102	) bps	(418	) bps
Return on Capital Employed (ROCE) (1)	11.0%	12.8%	10.7%	(34	) bps	(214	) bps
Working Capital Velocity (1)	6.46	6.78	5.93	(0.53)		(0.85)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

K e y     H i g h l i g h t s

•

Sales for the third quarter of fiscal 2014, increased 6.1% year over year to $6.7 billion; organic sales (defined later in this document) increased 3.7% year over year and 3.5% excluding the translation impact of changes in foreign currency exchange rates (also referred to as “constant dollars” or “constant currency” and referenced to as “CC” in the graphs that follow), marking the fourth consecutive quarter of positive year-over-year organic growth.

•

Sequentially, reported sales decreased 10.0% (9.9% in CC) and were below normal seasonality due to an expected decline in high volume supply chain engagements in the Electronics Marketing (EM) Asia region and lower than expected sales at Technology Solutions (TS) Americas.

•

Gross profit margin was essentially flat year over year and improved 61 basis points sequentially to 12.0% primarily due to the seasonal business mix shift as EM grew to represent 62% of sales as compared to 56% in the December quarter.

•

Adjusted operating income increased 9.9% to $223.8 million and adjusted operating income margin increased 12 basis points year over year as an improvement at EM was partially offset by a decline at TS.

•	Sequentially, adjusted operating income declined 15.0% and adjusted operating margin decreased 20 basis points primarily due to the seasonal decline at TS.

•	Adjusted diluted earnings per share of $1.03 increased 8.4% year over year, primarily due to the improvement in profitability at EM.

•

Cash generated from operations was $358.1 million in the quarter as working capital decreased 5.8% sequentially primarily due to a decrease in accounts receivables and inventory. Cash flow from operations for the trailing twelve months was $470.7 million.

•	Avnet ROWC declined 102 basis points year over year primarily due to a decline at TS, which was partially offset by the strength at EM.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

•	During the quarter, the Company paid a quarterly cash dividend of $0.15 per share, or $20.7 million in total, and has paid $62.0 million in dividends for the fiscal year to date.

S a l e s

						Year-over-Year Growth
	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Reported	Organic (2)
Avnet, Inc.	$6,298.7	$6,590.7	$6,345.5	$7,421.9	$6,683.6	6.11%	3.74%
Excluding FX (1)						5.91%	3.54%
Electronics Marketing (EM) Total	$3,797.2	$3,970.6	$3,938.1	$4,154.8	$4,133.0	8.84%	8.00%
Excluding FX (1)						8.08%	7.24%
Americas	$1,320.1	$1,391.0	$1,199.7	$1,204.4	$1,193.6	(9.59)%	(1.13)%
EMEA	$1,100.1	$1,123.2	$1,097.9	$1,217.0	$1,385.8	25.98%	13.32%
Excluding FX (1)						21.67%	9.44%
Asia	$1,377.0	$1,456.4	$1,640.5	$1,733.4	$1,553.6	12.82%	11.23%
Technology Solutions (TS) Total	$2,501.5	$2,620.1	$2,407.4	$3,267.1	$2,550.6	1.96%	(2.49)%
Excluding FX (1)						2.61%	(1.87)%
Americas	$1,300.1	$1,389.8	$1,288.9	$1,859.2	$1,373.5	5.64%	(2.89)%
EMEA	$783.0	$799.6	$694.3	$936.0	$774.6	(1.07)%	(1.07)%
Excluding FX (1)						(4.91)%	(4.91)%
Asia	$418.4	$430.7	$424.2	$471.9	$402.5	(3.79)%	(3.79)%

(1)	Year-over-year sales growth rate excluding the impact of changes in foreign currency exchange rates.
(2)	Organic sales as defined in this document.

•	Avnet, Inc. quarterly reported sales of $6.7 billion increased 6.1% year over year (5.9% in constant dollars) with both operating groups contributing towards this growth.

•	Year-over-year organic sales increased 3.7% (3.5% in constant dollars), primarily due to an increase at EM partially offset by weakness at TS across all regions.

•

On a sequential basis, organic sales decreased 9.9% in constant dollars, which was below normal seasonal range of -7% to -4%, due to an expected decline in high volume supply chain engagements in EM Asia and lower than expected sales at TS Americas.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

•

EM’s quarterly reported sales of $4.1 billion increased 8.8% year over year (8.1% in constant dollars) and organic sales grew 8.0% (7.2% in constant dollars) driven by the strength in the Asia and EMEA regions.

•	This represents the fourth consecutive quarter of year-over-year organic growth for EM.

•

EM’s organic sales declined 0.6% sequentially in constant dollars, which is below the normal seasonal range of +4% to +7% but in-line with expectations because of the anticipated decline in EM Asia due to the drop off in high volume fulfillment sales that drove December above normal seasonality.

•	Americas’ organic sales decreased 1.1% year over year and decreased 0.9% sequentially.

•	EMEA’s organic sales in constant dollars increased 9.4% year over year and increased 13.1% sequentially.

•	Asia’s organic sales increased 11.2% year over year and decreased 10.4% sequentially.

•	TS’ reported sales increased 2.0% year over year (2.6% in constant dollars) to $2.6 billion; organic sales decreased 2.5% (1.9% in constant dollars) with all three regions contributing to the decline.

•

TS’ organic sales decreased 21.7% sequentially in constant dollars, below normal seasonality and expectations (normal seasonality is -20% to -16%), primarily due to weaker than expected transaction activity towards the end of March in the Americas region and lower demand in the computing components business in EMEA.

•	Americas’ organic sales decreased 2.9% year over year and decreased 26.1% sequentially.

•	EMEA’s organic sales in constant dollars decreased 4.9% year over year and 18.2% sequentially.

•	Asia’s organic sales decreased 3.8% year over year and 14.7% sequentially.

•	At a product level, year-over-year growth in networking and security, as well as services, was partially offset by a decline in servers.

G r o s s     P r o f i t

	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Y/Y Change
Gross Profit	$756.0	$770.9	$735.2	$848.6	$804.9	$48.9
Gross Profit Margin	12.00%	11.70%	11.59%	11.43%	12.04%	4	bps

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

•	Gross profit of $804.9 million, increased 6.5% year over year and declined 5.2% sequentially.

•

Gross profit margin of 12.04% was essentially flat with the year ago quarter and increased 61 basis points sequentially due to the seasonal business mix shift as EM grew to represent 62% of sales as compared to 56% in the December quarter.

•

EM gross profit margin increased 12 basis points from the year ago quarter primarily due to the inclusion of the MSC acquisition in the EMEA region, partially offset by a decrease in the Asia region due to a higher percentage of fulfillment sales in the Asia region. Gross profit margin increased 58 basis points sequentially due to the seasonal geographic mix shift to the higher margin western regions.

•

TS gross profit margin decreased 24 basis points year over year primarily due to a decline in the Americas region driven by product mix and the transfer of the EM computing components business at the beginning of the fiscal year. Sequentially, gross profit margin improved 19 basis points primarily driven by the EMEA and Asia regions partially offset by a decline in the Americas region.

O p e r a t i n g     E x p e n s e s

	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Y/Y Change
Selling, General and Administrative Expenses	$561.1	$548.3	$544.1	$598.6	$594.0	$32.9
Amortization of intangible assets and other	(8.8)	(8.6)	(8.4)	(13.2)	(12.9)	(4.1)

Adjusted SG&A Expenses	$552.3	$539.7	$535.7	$585.4	$581.1	$28.8

Adj. SG&A Expenses as a % of Gross Profit	73.1%	70.0%	72.9%	69.0%	72.2%	(86	) bps

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

•

Adjusted selling, general and administrative expenses (“SG&A expenses”) were $581.1 million in the third quarter of fiscal 2014, an increase of $28.8 million, or 5.2%, from the third quarter of fiscal 2013. This increase consisted primarily of an increase of approximately $37.0 million related to expenses from acquired businesses, including amortization expense, and approximately $2.3 million related to the translation impact of changes in foreign currency exchange rates between the periods. These increases were partially offset by a $10.4 million reduction due to the realization of cost savings from fiscal 2013 and fiscal 2014 restructuring actions, net of increases in SG&A expenses to fund organic growth and other costs including employee merit compensation increases that took effect in January of 2014.

•	SG&A expenses as a percentage of gross profit decreased 86 basis points to 72.2% from the year ago quarter.

•

EM SG&A expenses as a percent of gross profit decreased 218 basis points from the year ago quarter reflecting improved operating leverage from recent restructuring actions and increased gross profit during the March quarter.

•

TS SG&A expenses as a percent of gross profit increased 298 basis points from the year ago quarter due to sales growth being lower than required to support increases in SG&A expenses to fund organic growth and other costs.

O p e r a t i n g     I n c o m e

	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Y/Y Chg
GAAP Operating Income	$167.6	$162.8	$179.0	$221.6	$184.8	$17.2
Adjusted Operating Income (1)	$203.7	$231.2	$199.5	$263.2	$223.8	$20.1
Adjusted Operating Income Margin (1)	3.23%	3.51%	3.14%	3.55%	3.35%	12	bps
Electronics Marketing (EM) Total
Operating Income	$165.0	$178.5	$175.8	$171.7	$193.4	$28.4
Operating Income Margin	4.35%	4.49%	4.46%	4.13%	4.68%	33	bps
Technology Solutions (TS) Total
Operating Income	$68.6	$78.7	$62.6	$120.2	$60.9	$(7.7)
Operating Income Margin	2.74%	3.01%	2.60%	3.68%	2.39%	(35	) bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

•

Avnet adjusted operating income of $223.8 million increased 9.9% year over year primarily due to the improvements at EM partially offset by the weakness at TS; sequentially adjusted operating income decreased 15.0% as the increase at EM was offset by the typical decline at TS coming off its seasonally strong December quarter.

•	Adjusted operating income margin of 3.3% at the Avnet level increased 12 basis points year over year and decreased 20 basis points sequentially.

•

EM operating income margin increased 33 basis points from the year ago quarter to 4.7% primarily due to the increase in gross profit and impact of cost reduction actions, partially offset by increases in operating expenses related to the MSC acquisition. Operating income margin increased 55 basis points sequentially, primarily due to the improvement in the Americas and EMEA regions.

•

TS operating income margin decreased 35 basis points from the year ago quarter primarily due to a decline in the Americas region partially offset by improvements in the EMEA region. Operating income margin declined 129 basis points sequentially primarily due to the seasonal decline coming off the strong December quarter.

I n t e r e s t    E x p e n s e ,    O t h e r    I n c o m e    a n d    I n c o m e    T a x e s

	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Y/Y Change
Interest Expense	$(27.3)	$(28.6)	$(27.0)	$(28.2)	$(25.3)	$2.0
Other Income (Expense)	$4.1	$(6.7)	$0.8	$(4.8)	$2.5	$(1.6)
GAAP Income Taxes	$58.2	$1.0	$51.3	$63.7	$51.1	$(7.0)
Adjusted Income Taxes (1)	$49.0	$54.0	$47.3	$66.3	$56.9	$7.9
GAAP Effective Tax Rate	40.30%	0.82%	29.85%	33.78%	31.00%	(930	) bps
Adjusted Effective Tax Rate (1)	27.15%	27.59%	27.30%	28.80%	28.30%	115	bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

Interest expense of $25.3 million declined $2.0 million from the year ago period. The decrease in interest expense was in part due to the repayment at maturity of the 5.875% Notes due March 15, 2014 and a corresponding lower average borrowing rate.

•

The Company recognized $2.5 million of other income compared with $4.1 million of other income in the third quarter of fiscal 2013. The decrease in other income was primarily due to a gain on the sale of marketable securities from an acquired business in the third quarter of fiscal 2013, partially offset by foreign exchange gains in the third quarter of fiscal 2014 compared to foreign exchange losses in the third quarter of fiscal 2013.

•

The GAAP effective tax rate was 31.0% in the third quarter of fiscal 2014 as compared with 40.3% in the third quarter of fiscal 2013. During the third quarter of fiscal 2014, the Company’s effective tax rate was favorably impacted by the mix of income in lower tax rate jurisdictions and a lower level of increases to valuation allowances and reserves.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

N e t    I n c o m e    a n d    E P S

	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Y/Y Change
GAAP Net Income	$86.2	$126.1	$120.6	$124.9	$113.9	$27.7
Adjusted Net Income (1)	$131.5	$141.8	$126.0	$163.9	$144.1	$12.6
GAAP Diluted EPS	$0.62	$0.91	$0.86	$0.89	$0.81	30.6%
Adjusted Diluted EPS (1)	$0.95	$1.02	$0.90	$1.17	$1.03	8.4%

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

•

GAAP net income increased by $27.7 million year over year to $113.9 million or $0.81 per share on a diluted basis, primarily due to the increase in operating income discussed above and the reduction in the GAAP effective tax rate.

•	Adjusted net income for the third quarter of fiscal 2014 was $144.1 million, or $1.03 per share on a diluted basis.

•

On an adjusted basis, net income and diluted earnings per share increased from the year ago quarter by 9.6% and 8.4%, respectively, primarily due to the improvement in operating income at EM, partially offset by a decline at TS.

•	Adjusted diluted earnings per share of $1.03 decreased $0.14 or 12.0% sequentially due to the factors noted above.

W o r k i n g    C a p i t a l

	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Y/Y Change
Accounts Receivable	$4,778.1	$4,869.0	$4,820.1	$5,708.3	$4,983.9	$205.8
Inventory	$2,284.7	$2,264.3	$2,510.8	$2,549.3	$2,510.3	$225.6
Accounts Payable	$(3,175.5)	$(3,278.1)	$(3,184.1)	$(3,704.5)	$(3,207.0)	$(31.5)

Working Capital	$3,887.3	$3,855.2	$4,146.8	$4,553.1	$4,287.2	$399.9

Working Capital Velocity(1)	6.46	6.80	6.31	6.78	5.93	(0.53)

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

•

Working capital velocity decreased 0.85 turns sequentially, primarily due to the seasonal business mix shift as the higher working capital velocity TS business declined from 44% of enterprise revenue in the December quarter to 38% in the March quarter.

•

Working capital (accounts receivable plus inventory less accounts payable) increased $399.9 million, or 10.3%, year over year and 7.0% when adjusted for acquisitions and currency primarily due to the year-over-year increase in sales at both operating groups.

•

On a sequential basis, working capital decreased $265.9 million or 5.8% and 6.0% when adjusted for acquisitions and currency, primarily due to the seasonal decline in sales at TS, which is coming off a strong December quarter.

•

Inventory increased $225.6 million or 9.9% year over year and 3.8% when adjusted for acquisitions and currency to support the organic growth in sales of 7.2% in constant dollars at EM. Sequentially, inventory declined 1.8% when adjusted for acquisitions and currency.

R e t u r n s

	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Y/Y Change
Return on Working Capital (ROWC) (1)	20.88%	23.85%	19.84%	24.04%	19.86%	(102	) bps
Return on Capital Employed (ROCE) (1)	10.99%	12.52%	10.36%	12.79%	10.65%	(34	) bps

(1)	A reconciliation of non-GAAP financial measures is presented in the Non-GAAP Financial Information section of the press release attached as Exhibit 99.1 included in this Current Report on Form 8-K.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

•	ROWC for the third quarter of fiscal 2014 was 19.9%, a decrease of 102 basis points year over year and 418 basis points sequentially.

•	The year-over-year and sequential decreases were primarily due to the reduction in operating income at TS.

•	ROCE of 10.7% declined 34 basis points from the year ago quarter and 214 basis points sequentially.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

C a s h    F l o w

	Q3’ FY13	Q4’ FY13	Q1’ FY14	Q2’ FY14	Q3’ FY14	Y/Y Change
Net Income	$86.2	$126.1	$120.6	$124.9	$113.9	$27.7
Non-Cash Items	$75.0	$38.1	$81.4	$76.7	$51.9	$(23.1)
Working Capital and Other	$(139.2)	$102.6	$(328.2)	$(229.6)	$192.3	$331.5

Cash Flow from Operations	$22.0	$266.8	$(126.2)	$(28.0)	$358.1	$336.1

TTM CF from Operations	$688.7	$696.2	$489.0	$134.6	$470.7	$(218.0)

•

During the third quarter of fiscal 2014, cash flow generated from operations was $358.1 million and over the trailing twelve months cash flow generated from operations was $470.7 million. The strong cash flow from operations was driven by a 12.7% decrease in accounts receivable and a 1.5% reduction in inventory coming off a strong December quarter, which had driven a $28.0 million use of cash flow from operations in the prior quarter.

•

During the third quarter of fiscal 2014, the Company purchased 31.7 thousand shares under the $750 million share repurchase program. As of the end of the quarter, the Company had approximately $223.2 million remaining in the program.

•	During the quarter, the Company paid a dividend of $0.15 per share, or $20.7 million in total, and $62.0 million fiscal year to date.

•

Cash and cash equivalents at the end of the quarter were $960.1 million, of which $877.8 million was held outside the United States; net debt (total debt less cash and cash equivalents) was approximately $1.1 billion.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “estimate,” “forecast,” “expect,” “believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance, business prospects or market conditions. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, declines in sales, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Organic Sales

Organic sales is defined as reported sales adjusted for (i) the impact of acquisitions and divestitures by adjusting Avnet’s prior periods to include the sales of acquired businesses and exclude the sales of divested businesses as if the acquisitions and divestitures had occurred at the beginning of the earliest period presented and (ii) the impact of the transfer of a portion of certain operations between the EM and TS operating groups, which did not have an impact to Avnet on a consolidated basis but did impact the organic sales for the TS and EM operating groups. Sales taking into account the combination of these adjustments are referred to as “organic sales.”

Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company also discloses in this document certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share, as well as sales adjusted for the impact of acquisitions and other items (as defined in the Organic Sales section of this document). Management believes organic sales is a useful measure for evaluating current period performance as compared with prior periods and for understanding underlying trends.

Management believes that operating income adjusted for (i) restructuring, integration and other expenses, and (ii) amortization of acquired intangible assets and other, is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results or non-cash in nature. Management analyzes operating income without the impact of these items as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management believes net income and diluted EPS adjusted for (i) the impact of the items described above, (ii) certain items impacting income tax expense and (iii) the gain on legal settlement, bargain purchase and other is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results for the investing public.

Other metrics management monitors in its assessment of business performance include return on working capital (ROWC), return on capital employed (ROCE) and working capital velocity (WC velocity).

•	ROWC is defined as annualized adjusted operating income (as defined above) divided by the sum of the monthly average balances of receivables and inventory less accounts payable.

Avnet, Inc. Q3 Fiscal Year 2014
$ in millions - except per share data April 24, 2014

•

ROCE is defined as annualized, tax effected adjusted operating income (as defined above) divided by the monthly average balances of interest-bearing debt and equity (including the impact of adjustments to operating income discussed above) less cash and cash equivalents.

•	WC velocity is defined as annualized sales divided by the sum of the monthly average balances of receivable and inventory less accounts payable.

Any analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, results presented in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the GAAP financial measures is included in the Company’s press release dated April 24, 2014 (Exhibit 99.1) in this Current Report on Form 8-K.